SERVIÇOS DE PETRÓLEO CONSTELLATION PARTICIPATIONS S.A.

CNPJ/ME NO 12.045.924/0001-93 NIRE 33.300.293.531
CLOSED COMPANY

A TA A SEMBLEIA GERAL ORDINARY REBERADA EM 10 DE JAULHO DE 2021

1. **PLACE, DAY And TIME:** On July 10, 2021, at 12:00 pm, at the headquarters of the Serviços de Petróleo Constellation Submissions S.A. ("Company"), in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Antonio Carlos 51st Floor, Room 601, Downtown, 20020-010.

2. **SUMMONS And PRESENCE:** The procedures for summons are waived due to the presence of the shareholders representing the totality of the share capital, as set forth in Article 124, § 4 of Law No 6.404/76 ("Corporate Law"), according to the signatures contained in the Shareholders attendance book.

3. **PUBLICATION**: The financial statements for the financial year ended 12/31/2020 were published on May 14, 2021, Edition of May 14, 2021, No. 092, Part V, Pages 3 and 4 of the Rio de Janeiro State Official Journal (*Diário Oficial do Estado do Rio de Janeiro*) and the May 14, 2021 edition of the Monitor Mercantil Journal (*Jornal Monitor Mercantil*), pages 8.

4. **TABLE:** President : José Augusto Fernandes Filho and Secretary: Valdir Moreira Bufon.

5. AGENDA:

To resolve, at the Ordinary General Meeting, on:

(i) The accounts of the Directors and examine, discuss and vote on the financial statements for the financial year ended December 31, 2020;

(ii) The allocation of the results calculated in the financial year ended December 31, 2020;

(iii) The re-election of the members of the Company's Board of Directors; and

(iv) Approval of the annual global compensation of the Company's Directors.

To resolve, in Extraordinary General Meeting, on:

(i) The capital increase resulting from the capitalization of the balances of the advance for future capital increase; and

(ii) The consolidation of the By-laws reflecting the new composition of the capital stock, hereby approved.

6. Unanimous Resolutions

The meeting was conducted according to the Company's By-laws and the reading of the agenda was waived. It was unanimously decided by those present that the minutes of this meeting be drawn up in summary form, under the terms of article 130 Section 1 of Law No. 6.404/76 ("*Lei de Sociedade por Ações*").

The Annual General Meeting:

(i) Approved, without restrictions or reservations, the management accounts and the financial statements for the fiscal year ended December 31, 2020;

(ii) Considering that the Company ascertained a loss in the results for the year 2020 in the amount of R$183,373,545.55 (one hundred and eighty-three million, three hundred and seventy-three thousand and five hundred and forty five *reais* and fifty-five cents), there will be no proposal to distribute dividends or create a legal reserve, and part of the loss, corresponding to R$78,278,583.53 (seventy-eight million, two hundred and seventy-eight thousand, five hundred and eighty-three *reails* and fifty-three cents), will be absorbed by the balances of R$15,497,243.30 (fifteen million, four hundred and ninety-seven thousand and two hundred and forty-three *reais* and thirty cents) and recorded in the legal reserve account, R$37,424,484.91 (thirty-seven million, four hundred and twenty-four thousand and four hundred eighty-four *reais* and ninety-one cents) recorded in the capital reserve account, and R$25,356,855.32 (twenty-five thousand, three hundred and fifty-six thousand and eight hundred and fifty-five *reais* and thirty-two cents) recorded in the investment reserve account;

(iii) Approve the reelection of the following officers to the Company's Board of Executive Officers, for a term of three years as of the present date Mr. Valdir Moreira Bufon, Brazilian, single, accountant, holder of CRC-R No. 069280/O-7 and registered in the CNPJ/ME under No. 883.282.527-91, and Mr. José Augusto Fernandes Filho, Brazilian, married, geologist, holder of the identity card RG No. 00.247.594-49 and registered in the CNPJ/ME under No. 002.819.564-72, both professionally located at Av. Carlos Antonio, 51, 5th Floor, Downtown, Rio de Janeiro, RJ, Brazil, 20020-010. It is recorded that the re-elected directors accept the appointed positions and are not impeded from holding any management position in the Company by special law or by virtue of a criminal decision, or even a penalty that prohibits, even temporarily, access to public positions, or for bankruptcy crimes, malpractice, bribery, concussion, embezzlement, crime against the economy, or against the national financial system, or against the antitrust / competition rules, or yet against the consumption, public good or property crimes, and take office upon

the signature of the respective terms of office, which will be filed in the registry book of the minutes of the meetings of the Company's board of directors, making the declarations required by law; and

(iv) Approve the global annual compensation of the board of directors of R$43,200.00 (four hundred thousand and two hundred *reais*) for the term of three years, until the end of the mandates of the reelected directors.

At an Extraordinary General Meeting:

(i) The capital increase resulting from the capitalization of the balances of the advance for future capital increase, in the amount of R$170,000.00 (one hundred and seventy thousand *reais*), with the Company's capital stock increasing to R$581,424,282.57 (five hundred and eighty-one million, four hundred and twenty-four thousand, two hundred and eighty-two *reais* and fifty-seven cents) for 170,000.00 (one hundred and seventy thousand) common shares, at the issue price of R$1.00 per share, all registered and without par value.

(ii) By virtue of the retro resolution, the consolidation of the Company's By-laws is approved, subject to the amendment of article 5 of the Company's By-laws, which will come into force with the following wording:

> *Article 5 - the Company's capital stock, fully subscribed and paid in, is R$581,594, 282.57 (five hundred and eighty-one million, five hundred and ninety-four thousand, two hundred and eighty-two* reais *and fifty-seven cents), divided into 174,325,183 (one hundred and seventy- four million, three hundred and twenty-five thousand and one hundred and eighty-three* reais*) common shares, all registered and with no par value.*

7. List of the shareholders present at the ordinary and extraordinary General Meeting, held on May 30, 2021.

Shareholders	Ordinary Shares
Constellation Overseas Ltd.	174,325,182
Valdir Moreira Bufon	1
Total	174,325,183

8. **Closing**: there being no further business to discuss, the meeting was adjourned and read, approved and signed by all attending members.

9. **Signatures**: President: José Augusto Fernandes Filho and Secretary: Valdir Moreira Bufon; Shareholders: Constellation Overseas Ltd. And Valdir Moreira Bufon.

Mesa:

José Augusto Fernandes Filho
Presidente

Valdir Moreira Bufon
Secretário

Acionista:

Constellation Overseas Ltd.

Valdir Moreira Bufon

ANNEX I OF THE MINUTES OF THE EXTRAORDINARY GENERAL MEETING HELD ON JULY 10, 2021

Subscription Bulletin

At the Company's Extraordinary Shareholders' Meeting held on July 10, 2021, the Company's capital stock was increased by R$170,000.00, through the issuance of 170,000 shares, all nominative and with no par value, at an issue price of R$1.00 (one real per share), under the terms of article of the Brazilian Corporation Law, which were all subscribed and paid up by the shareholder.

Name and Qualification	Number of Shares	Issuance Price per Share (R$)	Total Value (R$)
Constellation Overseas Ltd.	170,000	1.00	170,000

ANNEX II OF THE MINUTES OF THE EXTRAORDINARY GENERAL MEETING HELD ON JULY 10, 2021

By-laws

CHAPTER I

NAME, HEADQUARTER, JURISDICTION, DURATION AND PURPOSE

Article 1 - The Company is a limited liability company, which will be governed by the laws and business practices, by these By-laws and by the applicable legal provisions.

Article 2 - The Company's purpose is to participate in other civil or commercial companies, as a partner, shareholder or quotaholder, and may represent national or foreign companies

Article 3 - The Company has its headquarters and jurisdiction in Rio de Janeiro, and by resolution of the board of directors, may create and terminate branches, subsidiaries, agencies, warehouses, and representative offices anywhere in the country or abroad.

Article 4 - The duration of the Company will be indefinite.

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5 - The Company's capital stock, fully subscribed and paid-up, is R$ R$581,424,282.57 (five hundred and eighty-one million, four hundred and twenty-four thousand, two hundred and eighty-two *reais* and fifty-seven cents), divided into 174,155,183 common shares, all nominative and with no par value.

Section 1 - All shares of the Company will be nominative, with the adoption of the book-entry form being permitted, in a current deposit account held in the name of their holders, with the financial institution indicated by the board, and the compensation referred to in the paragraph 3 of article 35 of Law 6.404/76 may be charged from the shareholders. .

Section 2 - Each common share corresponds to one vote at the General Meetings.

Section 3 - The capitalization of profits or reserves must be carried out without changing the number of shares. The grouping and splitting of shares is also prohibited, unless

previously approved at a Special Meeting, by shareholders representing the majority of common shares.

Section 4 - Shares, debentures or beneficiary shares convertible into shares and subscription bonuses may be issued without preemptive rights from former shareholders, whose placement is made in one of the ways set forth in article 172 of Law 6.404/76, provided that the elimination of the preemptive right is previously approved at a special meeting by shareholders representing the majority of common shares.

Section 5 - Amending the different types and/or classes of shares in these By-laws will not require the consent of all the holders of the affected shares as the approval of shareholders representing the majority of both the shares with voting rights and the share of each type or class is sufficient.

Section 6 - The issuance of convertible debentures, subscription bonus, other securities or transferable securities and beneficiary shares, whether convertible or not, as well as the granting of an option to purchase shares will depend on the prior approval of shareholders representing the majority of shares of each type or class of actions.

Article 6 - The certificates representing the shares will always be signed by two directors, or representatives with special powers, and the Company may issue multiple bonds or certificates.

Paragraph 1 - In cases of replacing certificates or requesting the second copy of registered share certificates, a fee will be charged for the costs incurred.

Article 7 - The amount to be paid by the Company as reimbursement for shares held by shareholders who have exercised the right of withdrawal, when permitted by law, will be determined in accordance with the procedure laid out in Law No. 9.457/979, whenever such value is lower than the equity value determined in accordance with article 45 of Law No. 6.404/76.

Article 8 - The Company will only register share transfers in accordance with the relevant provisions of the shareholders' agreement, provided that it is filed at its headquarters.

CHAPTER III

ADMINISTRATION

Article 9 - The Company's executive board will be managed by a board composed of up to four (4) directors without specific designation, who are residing in the country, regardless of whether they are shareholder, and will be elected and dismissed by the General Meeting, in compliance with the provisions of these By-laws.

Section 1 - The term of office of the board will be three (3) years with the possibility of reelection. The term will be automatically extended until the election and inauguration of the respective substitutes.

Section 2 - The inauguration of the directors will take place by means of a term entered in the book of "Minutes of the Meetings of the Board of Directors". The re-elected directors will be inaugurated by the General Meeting itself, without any other formalities.

Section 3 - In the event of a vacancy, a General Meeting will be convened for the election of the substitute, who will complete the term of office of the director, in compliance with the separate election rights provided in Section 2 of Article 5 of these By-laws.

Section 4 - In their absences or in the event of incapability, the directors will be replaced by whoever they appoint.

Section 5 - The board may grant leave to the directors, which cannot exceed thirty days, when compensated.

Section 6 - the compensation of the directors will be fixed by the General Meeting, in a global or individual amount, with the directors being exempt from paying a collateral for their position.

Article 10 - The Board of Executive Officers shall have full powers of administration and management of the corporate affairs, to carry out all acts and carry out all operations that relate to the corporate purpose, in compliance with these By-laws.

Section 1 - In addition to the other provisions in these By-laws, the board meetings should:

a) establish the general business of the Company;

b) oversee the management of the directors, examine, at any time, the Company's books and records, request information about contracts entered into or about to be entered into and any other acts;

c) exhibit reports, accounts and budgets and proposals made by the directors to be presented at the General Meeting;

d) distribute among the members of the board of directors, the global budget of the directors, set in the General Meeting, if applicable;

e) authorize the Company to give guarantees and endorsements to third party obligations; and

f) authorize the Company to allocate guarantees in favor of the Company itself.

Section 2- The executive board shall preferentially meet at the headquarters, whenever it is in the best interest of the Company, giving notice by written summons with a detailed indication of the agenda, signed by the president-director, at least three days in advance, unless the summons and/or the term is waived, in writing, by all the directors.

Section 3 - The executive board shall only meet with the presence of at least two directors. A director who sends a written vote on the matters on the agenda shall be considered present.

Section 4 - The decisions of the executive board must be approved by a vote of the majority of its members present at the meeting.

Section 5 - The meetings of the Board of Directors will have written meeting minutes.

Article 11 - The directors will have the active and passive representation of the Company and the responsibility of executing and enforcing the resolutions made by the executive board and the General Meeting, within the limits established by these By-laws.

Article 12 - The Company may only assume obligations, waive rights, negotiate, give discharge, dispose of or encumber permanent assets, as well as issue, guarantee or endorse checks or credit instruments, by means of an instrument signed by two directors jointly; by one director and one representative; or by two representatives, who are specially appointed for this purpose following the provisions of paragraph 1 of this article regarding the appointment of representatives.

Section 1 - The power of attorney granted by the Company will always be signed by two directors, and specifying the powers granted with a fixed term, which is to be limited to one year except for judicial exceptions, which may be for an indefinite period.

Section 2 – As an exception, the Company may be represented in the acts referred to in the *Caput* of this article by means of the isolated signature of a director or a representative, provided that there is, in each specific case, express authorization from the board.

CHAPTER IV

GENERAL MEETING

Article 13 - The General Meeting will usually meet within the four months following the end of the fiscal year as provided by law and will meet extraordinarily whenever the corporate interests so require.

Section 1 - The General Meeting may be convened, in accordance with the law, by any two directors and will be presided over by the president-director who will designate one or more secretaries.

Section 2 - Resolutions of the General Meeting, except for when excluded by law, and in these By-laws, will be taken by majority of votes, not counting blank votes.

Section 3 - Shareholders may be represented at General Meetings by representatives appointed in accordance with the law. The respective power of attorney must be filed at

the Company’s headquarters three (3) days prior to the date in which the General Meeting is to be held.

CHAPTER V

FISCAL COUNCIL

Article 14 - The Company's fiscal council, which may not be a permanent commitee, will only be established when requested by the shareholders in accordance with the law, and will be composed of three effective members and three alternate members (whom do not need to be shareholders) and will be elected at the General Meeting.

Section 1 - The members of the fiscal council, when in office, will be entitled to fixed compensation established at the General Meeting that elects them.

Section 2 – Resolutions of the fiscal council will be taken by majority of votes and recorded in the proper books and records.

CHAPTER VI

FISCAL YEAR AND PROFITS

Article 15 - The fiscal year will end on December 31 of each year. At the end of each fiscal year, the executive board will prepare, based on standard bookkeeping procedures, the financial statements in accordance with law, which will thus determine the allocation of profits for the year.

Article 16 – Of the year end results, after deduction of accumulated losses, if any, 5% of net income will be used for a legal reserve, which will not exceed the amount of 20% of the share capital. Of the balance adjusted, if any, under article 202 of Law No. 6.404/76, 3% will be for the payment of the minimum mandatory dividend, unless decided otherwise at the General Meeting as set forth in Section 3 of the previously mentioned article.

Section 1 - The investment reserve, which will not exceed 100% of the subscribed capital, will consist of not less than 5% and not more than 95% of the net income for the year for the purpose of ensuring funds for investments, including through capital increase issuances.

Section 2 - The adjusted net income balance, if any, shall have the purpose assigned to it by the General Meeting.

Article 17 - Dividends will be paid to shareholders within the scope of the law, and will only be subject to monetary correction and/or interest if so determined by the General Meeting. If dividends are not claimed within three (3) years from the publication that authorized their distribution, the claim will lapse back to the Company.

Article 18 - The Company may prepare semi-annual balance sheets and declare, through the General Meeting, dividends from the profits calculated in these balances, on account of the total

to be distributed at the end of the respective fiscal year, according to the limitations set forth by law.

Section 1 - By a resolution at the General Meeting, interim dividends may be declared to its retained earnings account or reserves existing in the previous balance sheet, including the investment reserve referred to in Section 1 of Article 16.

Section 2 - Additionally, through a decision at the General Meeting, dividends and interim dividends may be paid as interest on capital stock.

Section 3 - Interim dividends should always be credited and considered as an anticipation of the mandatory dividend.

CHAPTER VII

LIQUIDATION

Article 19 - The Company will only be dissolved and go into liquidation through a resolution passed at the General Meeting or in other cases set forth by law.

Section 1 - The General Meeting that decides on the liquidation shall appoint the respective liquidator and set their compensation.

Section 2 - If requested by the requisite number of shareholders established by law, the General Meeting will elect a fiscal council for the duration of liquidation.